Exhibit 16.1

May 7, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

United States of America

Dear Sirs/Madam:

We have read Item 16F of Companhia Energética de Minas Gerais Annual Report on Form 20-F for the year ended December 31, 2017 (the “Annual Report”), and have the following comments:

1.	We agree with the statements made in the first, second and third paragraphs of Item16F of the Annual Report.

2.	We have no basis on which to agree or disagree with the statement made in the fourth paragraph of Item 16F of the Annual Report.

Yours truly,

/s/ DELOITTE TOUCHE TOHMATSU

Auditores Independentes